Exhibits 5.2 and 23.5

OPINION AND CONSENT OF DAVIS POLK & WARDWELL LLP

March 8, 2010

Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141

Ladies and Gentlemen:

     Patriot Coal Corporation, a Delaware company (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 13,101,827 shares of common stock, par value $0.01 per share (the “Shares”) of the Company. The Shares are to be offered and sold by ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P.

     We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. Based upon the foregoing, we advise you that, in our opinion the Shares have been validly issued and are fully paid and non-assessable.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement dated March 8, 2010, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP